EXHIBIT 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST TO ACQUIRE
15 PROPERTIES FOR $134 MILLION
Transactions to Bring Post-IPO Acquisition Volume to $222 Million

BETHESDA, Md. — (May 27, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it has signed a definitive agreement to acquire a 14-property, 1.4 million-square-foot portfolio located primarily in the Maryland suburbs of Washington, D.C. for total consideration of $123.0 million. Most of the properties are located along the I-270 corridor, between Gaithersburg and Frederick, Maryland. The portfolio consists of seven flex properties totaling 692,199 square feet; three industrial properties totaling 371,440 square feet; three multi-story office buildings totaling 133,561 square feet; and one retail property totaling 201,350 square feet. The portfolio is currently 92% occupied.

The acquisition will be financed, in part, by the assumption of an existing $78 million fixed-rate first mortgage loan collateralized by all of the properties in the portfolio. The loan bears interest at 6.7% and matures in September 2008. The Company intends to fund the balance of the purchase price using proceeds from an equity issuance or, depending on timing, borrowings under a committed short-term bridge loan facility and the Company’s existing revolving line of credit.

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “We are very pleased to announce our agreement to acquire this portfolio of high quality assets. This transaction provides a unique opportunity for us to acquire a portfolio of flex and industrial properties in our target markets at an attractive price. Our financing strategy, which enables us to acquire properties encumbered by existing debt, and our position as a public company focused on flex and industrial properties in the southern Mid-Atlantic, positioned us well to compete for this acquisition. While the portfolio includes some assets that do not fit our strategy, we intend to sell those assets when practicable given the constraints of the existing financing.”

Mr. Donatelli added, “This portfolio acquisition is strategic for our company in that it allows us to enter some very strong Maryland submarkets where we currently have no presence and where we anticipate additional growth opportunities. It will also be immediately accretive to our funds from operations (FFO) and should provide us with upside as the suburban Maryland markets continue to recover. With the experience of our management team and our proven ability to enhance the value of properties we acquire, this is an excellent opportunity for us at this stage of our company’s development.”

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7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO to Acquire 15 Properties for $134 Million

May 27, 2004

In addition, the Company announced that it has signed a definitive agreement to acquire Aquia Commerce Center I & II, comprised of two buildings containing approximately 64,000 rentable square feet in Stafford, Virginia, for $11.2 million, including $1.0 million of assumed debt. The property is 100% leased to the U.S. Government.

On a pro forma basis, for the year ended December 31, 2003, these acquisitions would have generated an unleveraged return on the aggregate purchase price of 9.2% on a GAAP basis. These transactions, which are expected to close by the end of June, would bring the Company’s acquisition volume to $222 million since its initial public offering in October 2003.

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 40-building portfolio totaling approximately 3.0 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 550,000 square feet in the Company’s properties under seventeen leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
 The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward- looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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